U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2026

WTI Fund X, Inc.
(Exact name of registrant as specified in its charter)

MARYLAND	814-01414	85-3539868
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

104 La Mesa Drive, Suite 102, Portola Valley, CA 94028
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (650) 234-4300

(Former name or former address, if changed since last report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03.
Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 8, 2026, WTI Fund X, Inc. (the “Fund”), as borrower, entered into a Term Loan and Revolving Credit and Security Agreement (the “Loan Agreement”) with WTI Fund X, LLC, a Delaware limited liability company (the “LLC”), as guarantor (the “Guarantor”), WTI Fund X GP, LLC, a Delaware limited liability company (the “GP”), as managing member of the Guarantor, the financial institutions party thereto as lenders, and MUFG Bank, Ltd., as a lender, joint lead arranger, bookrunner and administrative agent. The Loan Agreement provides for a senior secured credit facility in an aggregate principal amount of up to $125,000,000, consisting of a $25,000,000 revolving credit facility (the “Revolving Credit Facility”) and a $100,000,000 single-draw term loan funded on the closing date (the “Initial Term Loan” and collectively, with the Revolving Credit Facility, the “MUFG Facility”).

All borrowings by the Fund under the MUFG Facility will be collateralized by (i) all portfolio investments and substantially all other assets held by the Fund and its subsidiaries, (ii) all equity interests of the Guarantor in the Fund and all direct or indirect subsidiaries of the Fund, and (iii) the pledge of the uncalled capital commitments of all investors in the Guarantor.

At the Fund’s option, borrowings under the Revolving Credit Facility will bear interest at either (i) a Reference Rate plus an Applicable Reference Rate Margin (as defined in the Loan Agreement) or (ii) Term SOFR plus an Applicable SOFR Margin (as defined in the Loan Agreement). The Initial Term Loan will bear interest at a rate based on Term SOFR plus the Applicable SOFR Margin (as defined in the Loan Agreement).

The Fund will also pay an unused line fee of 0.25% on the unused portion of the Revolving Credit Facility.

Approximately $1.0 million of fees and expenses were incurred in connection with the MUFG Facility, which will be amortized on a straight-line basis over the expected life of the facility.

The MUFG Facility matures on October 8, 2029, but can be accelerated under an event of default such as failure by the Fund to make timely interest or principal payments.

Loans under the Revolving Credit Facility are due and payable in full at maturity; however, advances are secured by the assets of the Fund and thus earlier repayments may be required to the extent that there is a decline in assets. The Initial Term Loan is repayable in ten equal quarterly installments of $10,000,000 commencing on June 30, 2027.

The Loan Agreement contains various covenants, including the maintenance of certain financial covenants, such as maintaining a specified debt service coverage ratio, interest coverage ratio, unfunded commitment ratio, maximum quarterly loan loss reserve ratio, maximum annual loan loss reserve ratio and asset coverage ratio, as well as various negative covenants, including limitations on the incurrence of liens, consolidations, mergers and asset sales, and capital expenditures.

On October 8, 2026, in connection with the Fund’s entry into the Loan Agreement, the Fund repaid in full the $95,000,000 outstanding under its secured revolving loan facility established under the Loan and Security Agreement, dated October 18, 2021, by and among the Fund, the LLC, the GP, the several financial institutions from time to time party thereto, and ING Capital LLC, as a lender, joint lead arranger, administrative agent and swingline lender (as amended, the “ING Facility”), and the ING Facility was terminated effective October 8, 2026.

The foregoing is a summary of certain material terms of the Loan Agreement and does not purport to be complete.

Item 9.01.
Financial Statements and Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WTI FUND X, INC.
(Registrant)

By:	/s/ Jared Thear
Jared Thear
Chief Financial Officer

Date:	October 15, 2026